Exhibit 10.1

FinServ Acquisition Corp. II

1345 Avenue of the Americas

New York, NY 10105

Tel. (929) 529-7125

August 12, 2022

Via Electronic Mail

Mr. Steven Handwerker

Principal

Cooper Advisers LLC

6799 Collins Avenue, Suite 705

Miami Beach, FL 33141

Re:	Independent Contractor Agreement

Dear Mr. Handwerker:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby Cooper Advisers LLC (“Cooper” or “Consultant”) agrees to provide certain services (as described below) to FinServ Acquisition Corp. II (the “Company”). This Agreement further sets forth your agreement to abide by, in your individual capacity, the terms set forth in §§ 3.2, 3.3, 5, 7, 8 and 9 of this Agreement and, in those sections, the term “you” refers to you in your individual capacity.

1.           SERVICES.

1.1            The Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor, on a non-exclusive basis, to perform such consulting services as requested by the Company from time to time (collectively the “Services”). Nothing herein shall prohibit the Company from engaging other persons or entities to perform the same or similar services.

1.2            Consultant’s services will entail finding appropriate potential business combination partners for the Company, supervising and performing due diligence on such business combination partners, and assisting with the negotiation and closing of a business combination transaction in coordination with, and with direction from, the Company’s senior management.

1.3            The Company shall not control the manner or means by which Consultant performs the Services, including, but not limited to, the time and place Consultant performs the Services.

1.4            To the extent Consultant performs any Services on the Company’s premises or using the Company’s equipment, Consultant’s personnel shall comply with all applicable policies of the Company.

Cooper Advisers, LLC

August 12, 2022

2.           TERM/AT-WILL RELATIONSHIP. The term of this Agreement shall commence on August 12, 2022 and terminate upon the earlier of: (a) termination of this engagement at will in accordance with the terms of this Agreement; or (b) the consummation of a business combination. This Agreement is “at-will,” meaning that either party may terminate the engagement at any time, for any reason, or no reason, with 15 days prior written notice to the other party. The period of time during which Company engages Consultant shall be referred to as “Term.”

3.           FEES, SHARE GRANTS, AND EXPENSES.

3.1            As full compensation for the Services during the Term, on behalf of the Company, or any of its officers, directors, shareholders, or employees, the Company shall pay a quarterly fee of $30,000.00 (Thirty Thousand Dollars) (the “Fees”), on the last day of the calendar quarter in which the Services are provided. For the quarter ending September 30, 2022, Consultant shall be paid the regular quarterly fee of $30,000. If the Services end before the last day of a calendar quarter, the Fee for that quarter shall be pro-rated based on the number of days of the calendar quarter that have passed before the end of the Term.

3.2            Consultant agrees that, absent a written agreement signed by the Chief Executive Officer of the Company, Consultant shall not be entitled to any remuneration of any kind, other than that expressly set forth in this Agreement, for any work or services Consultant performs for, or information Consultant provides to, the Company or any of its agents, during the Term, regardless of whether such work or services fall within this Agreement’s definition of “Services.”

3.3            Consultant acknowledges that you have not been promised, and are not entitled to, a position as an employee, contractor, or director, with the entity that results from any business combination into which the Company enters. Consultant and you agree that no such promise shall be binding the absence of a written agreement signed by the Company’s Chief Executive Officer or President of the Company.

3.4            Consultant acknowledges that Consultant will receive an IRS Form 1099-MISC from the Company, and that Consultant shall be solely responsible for all federal, state, and local taxes arising from any payments made to Consultant for the Services.

4.           RELATIONSHIP OF THE PARTIES.

4.1            Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and the Company, or between you and the Company, for any purpose.

4.2            Without limiting Section 4.1, neither you nor any of Consultant’s principals or agents will be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on behalf or Consultant or on behalf of you.

Cooper Advisers, LLC

August 12, 2022

5.	CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION.

5.1            Confidential Information. During the Term, Consultant may receive confidential and proprietary information relating to the Company’s business (the “Confidential Information”). Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of Consultant’s disclosure in violation of this Agreement, (ii) is or becomes available to Consultant from a third party which, to Consultant’s actual knowledge is not bound by confidentiality obligations to the Company with respect to such information, (iii) is known to Consultant prior to disclosure by or from the Company or (iv) is or has been independently developed by Consultant without use of any Confidential Information. The Confidential Information may include, but is not limited to, confidential and proprietary information regarding the Company’s business strategies, financial information, internal organization, processes, methods, and know-how, as well as information of third parties as to which the Company has an obligation of confidentiality. Consultant agrees that the Confidential Information is the sole, exclusive and valuable property of the Company. Consultant also agrees not to use the Confidential Information other than to perform the Services, and not to disclose the Confidential Information, in whole or in part, in any form, to any third party (other than as reasonably necessary to perform the Services hereunder), either during or at any time after the Term. Consultant agrees any copies, reproductions or other derivatives of the Confidential Information shall remain the property of the Company and upon the expiration or termination of this Agreement for any reason, Consultant agree to immediately cease using and to promptly return to the Company all whole and partial copies, reproductions and any other derivatives of the Confidential Information provided to Consultant or otherwise in Consultant’s possession or under Consultant’s control and to destroy any and all copies thereof. This Section 5.1 and 5.2 shall survive for a period of two years following the expiration or termination of this Agreement for any reason; following such period, the obligations set forth in this Section 5.1 and 5.2 shall terminate.

5.2            Non-Solicitation of Employees. Consultant agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the six (6) months, to run consecutively, beginning at the end of the Term.

6.           TERMINATION.

6.1            Consultant or the Company may terminate this Agreement, with 15 days prior written notice to the other party to this Agreement.

6.2            Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Consultant shall, within five calendar days, after such termination:

Cooper Advisers, LLC

August 12, 2022

(a)             deliver to the Company all work product and all hardware, software, or other materials provided for Consultant’s use by the Company;

(b)             deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;

(c)             permanently erase all of the Confidential Information from Consultant’s computers and electronic devices; and

(d)             certify in writing to the Company that Consultant has complied with the requirements of this clause.

7.           OTHER BUSINESS ACTIVITIES. Consultant and the Company agree that you may be engaged or employed in any other business, trade, profession, or other activity which does not materially impair Consultant’s ability to provide the Services or place Consultant or you in a conflict of interest with the Company.

8.           INDEMNIFICATION. You shall remain entitled to indemnification in accordance with that certain Indemnity Agreement dated February 17, 2021 between you and the Company.

9.           WAIVER OF TRUST. Notwithstanding anything to the contrary in this Agreement, you, on behalf of yourself, your affiliates, and any of your or their respective representatives, (a) acknowledge and agree that: (i) the SPAC has established a trust account for the benefit of the SPAC and certain of its existing shareholders (the “Trust Account”); and (ii) neither you, nor your affiliates, or any of your or their respective representatives have now or in the future any right, title, interest or claim of any kind, whether arising from this Agreement or otherwise, in or to any monies in the Trust Account or distributions therefrom to the SPAC’s public stockholders (each, a “Claim”); and (b) hereby irrevocably waive any Claims that you or they may have now or in the future and agree not to seek recourse for any Claim against the Trust Account (or distributions therefrom to the SPAC’s public stockholders) for any reason whatsoever. Notwithstanding anything to the contrary in this Agreement, this paragraph will survive any termination or expiration of this Agreement and continue indefinitely.

10.        ASSIGNMENT. Neither party shall assign any rights, or delegate or subcontract any obligations, under this Agreement without the other party’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

Cooper Advisers, LLC

August 12, 2022

11.        MISCELLANEOUS.

11.1         All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

11.2         This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The provisions of this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights to any third party (including any third party beneficiary rights). For the avoidance of doubt, it is expressly stated that the “Insider” Letter Agreement, dated February 17, 2021, among you, the Company, FinServ Holdings LLC, and certain other insiders, shall remain in full force and effect and is not cancelled or modified by this Agreement.

11.3         This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

11.4         This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York (including its statutes of limitations), without giving effect to principles of conflicts of laws. With respect to any disputes concerning this agreement or Consultant’s engagement, the parties consent to the exclusive jurisdiction of the state and federal courts with jurisdiction over New York County, New York. The parties waive any right to a trial by jury with respect to such disputes.

11.5         The invalidity, illegality, or unenforceability of any term of this Agreement shall not affect any other term of this Agreement.

11.6         This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.7         Sections 5, 8, 9, 10, and 11 shall survive the termination of this Agreement.

11.8         By his signature below, Steven Handwerker agrees that: (a) he is personally bound by §§ 3.2, 3.3, 5, 7, 8 and 9 of this Agreement; (b) that all references to “Consultant” in those sections shall also be considered to refer to him personally and; (c) that the obligations of “Consultant” set forth in those sections of this Agreement shall also be considered his personal obligations.

Cooper Advisers, LLC

August 12, 2022

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

FINSERV ACQUISITION CORP.

By:	/s/ Lee Einbinder
Lee Einbinder, Chief Executive Officer

ACCEPTED AND AGREED:

COOPER ADVISERS LLC

BY:	/s/ Steven Handwerker
Steven Handwerker, Principal

Dated: August 12, 2022

ACCEPTED AND AGREED

BY:	/s/ Steven Handwerker
Steven Handwerker, in his
individual capacity, as to
Sections 3.2, 3.3, 5, 7, 8
and 9 only.

Dated: August 12, 2022